Exhibit 10.31
August 5, 2011
Steve Hoerter
504 Valley Meadow Dr.
Chapel Hill, NC
27516
Re: Offer of Employment
Dear Steve:
It is with great pleasure that I write to confirm Clovis Oncology, Inc.’s offer of employment to you as Senior Vice President of Commercial. This offer is contingent on verification of your eligibility to work within the United States and is also subject to the following terms and conditions.
In light of your duties and responsibilities as Senior Vice President of Commercial Operations, you will be considered a full-time exempt employee. As discussed, you will report to Patrick Mahaffy, President and Chief Executive Officer. However, your job duties, responsibilities, job title and reporting relationship may evolve and change over time.
We would like you to begin your full-time employment with Clovis as soon as possible, no later than September 6, 2011. Your initial base salary will be $310,000.00 per year. Your salary will be subject to all legally required deductions and tax withholdings as well as any other voluntary deductions and withholdings authorized by you. Your salary will be paid in accordance with the Company’s normal payroll cycle. In addition, Clovis will pay you a special, one-time bonus of $100,000.00, with $50,000.00 of that amount paid upon the commencement of your employment and $50,000.00 paid upon the achievement of your one-year anniversary of employment with the Company. These bonus payments will also be subject to all legally required deductions and tax withholdings. To be clear, these bonus payments are separate and in addition to any performance bonus you earn pursuant to the Company’s bonus plan described in the following paragraph.
In addition to your base salary, you will be eligible to participate in the Company’s bonus plan. The bonus plan is designed and approved by the Company’s Board of Directors on an annual basis and your participation in the plan will be based upon the level assigned to you by the Board. Amounts payable under the bonus plan, your level of participation, and the plan itself, may be changed at any time by the Board based upon the needs of the Company’s business, market data, and other factors deemed relevant by the Board.
The Company has established and maintains the Clovis Oncology, Inc. 2009 Equity Incentive Plan (the “Plan”). Subject to final approval by the Plan’s administrative committee, you will be granted an option to purchase 250,000 shares of the Company’s common stock (adjusted for any common stock splits executed by the company between the date of this letter and the approved grant date). The granted option will be subject to the terms and conditions of the Plan as well as a related option grant agreement. You will be provided with a copy of the Plan and the grant agreement at the time the option is granted.
Upon acceptance of this employment offer, you will be eligible to participate in the Company’s new hire relocation program. A copy of the Company’s policy relating to this program will be provided to you. If you are interested in participating in the new hire relocation program, please let me know and I will arrange to have a member of our staff contact you to initiate the relocation process.
Upon commencing your employment with Clovis, you will be eligible to participate in the Company’s various employment benefit programs pursuant to the terms and conditions of those programs. While the Company reviews its benefit programs on a periodic basis and may change or terminate its employment benefits from time to time, Clovis currently offers the following benefits to its full time employees:
•	Group medical, dental and vision insurance plans;

•	Medical and dependent care flexible spending accounts;

•	401(k) plan;

•	Life insurance plan;

•	Short and long term disability insurance plans; and

•	Health club membership reimbursement program.
You will also be eligible to participate in the Company’s paid vacation policy and will be eligible to earn, accrue, and use four weeks of vacation per year in accordance with the terms and conditions of the policy. In addition, you will be eligible for paid holiday time pursuant to the Company’s holiday schedule.
As a condition to becoming a Clovis employee, you will be required to sign the Company’s standard Confidential Information, Invention Assignment and Non-Solicitation Agreement (“Confidential Information Agreement”). Among other things, the Confidential Information Agreement precludes you from using or disclosing any of Clovis’s confidential information except in connection with your work on the Company’s behalf. It is Clovis’s policy that its employees maintain confidential any confidential information that they may have received or had access to while working for previous employers. Also, it is Clovis’ policy that its employees not bring to Clovis any documents or property belonging to their former employers. In addition, please advise us immediately if you are subject to any agreements with previous employers or third parties (such as confidentiality agreements, non-solicitation agreements, non-competition agreements, etc.) that may limit or in any way impact your ability to perform your job responsibilities at Clovis.
While we hope that your employment relationship with Clovis will be long-term and mutually satisfying, it is important for you to understand that this employment offer letter is not intended to create or constitute an employment contract between you and Clovis. Like most other employees of Clovis, your employment relationship with the Company will be considered “at will.” This means that either you or the Company may terminate the employment relationship at any time for any lawful reason.
If this offer meets with your approval, please indicate your acceptance by signing this letter in the space provided below and return a copy of the signed letter to Michelle Merilees at our Boulder office no later than Friday, August 12, 2011. The Boulder address is 2525 28th Street, Suite 100,

Boulder, CO 80301 or email to mmerilees@clovisoncology.com. Of course, should you have any questions regarding the Company’s employment offer, please feel free to contact me at work (303) 625-5002 or on my mobile (720) 220-9122.
Steve, we are extremely delighted you are considering joining our team.
Sincerely,
/s/ Erle Mast
Erle Mast
Executive Vice-President and Chief Financial Officer

Accepted: /s/ Steven Hoerter	Date:	August 8, 2011
Printed Name: Steven Hoerter